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                      June 30, 2022

       Balakrishnan B S Muthu
       Chief Executive Officer
       Verde Resources, Inc.
       2 Cityplace Drive, Suite 200
       St. Louis, MO 63141

                                                        Re: Verde Resources,
Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Filed November 12,
2021
                                                            File No. 000-55276

       Dear Mr. Muthu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation